Exhibit 99.(13)(2)

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 5th day of September, 2013, by and between U.S. GLOBAL INVESTORS FUNDS, a Delaware statutory trust (the “Trust”) acting for and on behalf of each series as are currently authorized and issued by the Trust or may be authorized and issued by the Trust subsequent to the date of this Agreement (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                      Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.                                      Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:

A.                                    Receive and process all orders for the purchase, exchange, transfer, and/or redemption of Fund shares in accordance with Rule 22c-1 under the 1940 Act, other applicable regulations, and as specified in the Funds’ prospectuses, summary prospectuses and SAIs, (collectively the “Prospectus”).

B.                                    Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Trust’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

C.                                    Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust’s custodian.

D.                                    Pay proceeds upon receipt from the Trust’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

E.                                     Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.                                      Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.                                    Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

H.                                   Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment).

I.                                        Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

J.                                        Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

USBFS shall provide the Trust the total number of shares of each Fund sold in each state to enable the Trust to monitor such sales for blue sky purposes; provided that the Trust, not USBFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

K.                                   Prepare ad-hoc reports as necessary at prevailing rates.

L.                                     Mail shareholder reports, Prospectuses and all other required Trust communications, such as tax forms, to current shareholders.

M.                                 Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.                                    Provide shareholder account information upon shareholder or Trust requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

O.                                    Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal and state tax laws and regulations.

P.                                      Investigate shareholder inquiries and answer correspondence from shareholders, securities brokers and others relating to USBFS’ duties hereunder within required time periods established by applicable regulation.

Q.                                    Reimburse the Fund for all losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing procedures set forth on Exhibit  A hereto.

R.                                    Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund

S.                                      Provide service and support to financial intermediaries including but not limited to trade placements, settlements, and corrections.

T.                                     Maintain shareholder and stock transfer records as required by the rules of the Securities and Exchange Commission, including records for each shareholder showing: (i) name, address, appropriate tax certification, and tax identifying number; (ii) number of shares of each Fund, portfolio, or class; (iii) historical information including, but not limited to, dividends paid, date and price of all transactions including individual purchases and redemptions, based upon appropriate supporting documents; (iv) any capital gain or dividend reinvestment order, application, specific address, payment and processing instructions and correspondence relating to the current maintenance of the account; (v) any stop or restraining order placed against a shareholder’s account; (vi) certificate numbers, denominations, and the name of the holder of record for any shareholders holding certificates; (vii) any information required in order for USBFS to perform the calculations this Agreement contemplates or requires; and (viii) any other information and data as applicable law may require.

U.                                    If any check or other order for the transfer of money is returned unpaid for any reason, take any steps as USBFS may, in its discretion, deem appropriate to protect the Trust from financial loss or as the Trust or its designee may instruct, and notify the Trust of the steps taken.

V.                                    Provide escheatment services for abandoned accounts and returned checks under applicable law and report such actions to the Trust.

W.                                 Provide staff coverage, training, and supervision in connection with the Trust’s telephone line for shareholder inquiries, and respond to inquiries concerning shareholder records, transactions USBFS processes, procedures to effect the shareholder records, and inquiries of a general nature relative to shareholder services.

3.                                      Additional Services to be Provided by USBFS

A.                                    If the Trust so elects, by including the service it wishes to receive in the fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access, Fan Web, Vision Mutual Fund Gateway (Exhibit B)

The Trust hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibit B are selected by the Trust, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibit B, the exhibits shall control. The provisions of Exhibit B, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 14 hereof.

B.                                    USBFS shall allow the Trust access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the online MFx access agreement to be entered into upon accessing MFx for the first time. USBFS shall enable the Trust to access MFx services by supplying the Trust with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBFS and shall be used by the Trust only as necessary to access MFx services pursuant to this Agreement. The Trust shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBFS and implement such security procedures and/or devices to ensure the integrity of MFx. The Trust hereby understands that USBFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. USBFS shall notify the Trust of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

The Trust hereby acknowledges that all programs, software, manuals and other written information relating to MFx access provided by USBFS pursuant to this Agreement shall remain the exclusive property of USBFS at all times.

The Trust acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx. However, USBFS will assist the Trust in verifying the accuracy of any of the information made available to the Trust through MFx and covered by this Agreement.

In the event of termination of this Agreement, in addition to the requirements set forth in Section 14 hereof, the Trust shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

4.                                 Lost Shareholder Due Diligence Searches and Servicing; Escheatment of Lost Shareholder Accounts

The Trust hereby acknowledges that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Exchange Act. Costs associated with such searches will be passed through to the Trust as an out-of-pocket expense in accordance with the fee schedule set forth in Exhibit C hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Trust hereby acknowledges that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

5.                                      Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust hereby delegates to USBFS and USBFS accepts such delegation of the implementation and operation of those aspects of the Trust’s anti-money laundering program (“AML Program”) as set forth in Appendix A (the “Delegated Duties”).

The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust and USBFS have each determined that the Procedures, as part of the

Trust’s AML Program are reasonably designed to: (i) prevent each Fund from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trust hereby instructs and directs USBFS to implement the Procedures on the Trust’s behalf, to carry out the Trust’s AML Program It is contemplated that these Procedures will be amended from time to time by USBFS as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities, and USBFS agrees to provide the Trust with any such amendments within a reasonable period of time after adoption.

USBFS agrees to provide to the Trust:

(a)                                 Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any Fund shareholder;

(b)                                 Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;

(c)                                  Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’ Anti-Money Laundering Program or the Red Flag Identity Theft Prevention Program on behalf of the Trust;

(d)                                 Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c) immediately above; and

(e)                                  Certified annual and quarterly reports of its monitoring and customer identification activities pursuant to the Procedures on behalf of the Trust.

The Trust hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect USBFS’ implementation of the Procedures on behalf of the Trust.

6.                                      Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). USBFS shall be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. USBFS shall also be compensated for any increases in costs due to the adoption of any new or amended industry, regulatory or other applicable rules. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid, if any. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1/2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

7.                                      Representations and Warranties

A.                                    The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)                                 It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)                                 This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)                                 It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)                                 A registration statement under the 1940 Act and the Securities Act of 1933, as amended, is effective as of the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.                                    USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)                                 It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)                                 This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)                                 It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)                                 It is a registered transfer agent under the Exchange Act; and

(5)                                 It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) by the Trust and USBFS. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review. It will provide the Trust with an annual report of each Material Compliance Matter (as defined in Rule 38a-1 under the 1940 Act) that occurred since the date of the last report.

8.                                      Standard of Care; Indemnification; Limitation of Liability

A.                                    USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s directors, trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.                                    In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.                                    The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.                                    If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

9.                                      Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.                               Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities with appropriate jurisdiction after prior notification to and approval of the Trust, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

11.                               Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available during regular business hours in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

12.                               Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Funds, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of each Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBFS’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

13.                               Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

14.                               Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

15.                          Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the three year term, the Trust agrees to pay the following fees:

a.              all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts

b.              all fees associated with converting services to successor service provider;

c.               all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.              all out-of-pocket costs associated with a-b above

For avoidance of doubt, a transaction involving a merger of a Fund with another Fund within the existing Fund family or a sale of substantially all of the assets or liquidation of a Fund shall not be considered early termination to this Agreement with respect to such Fund(s).

16.                          Assignment; Third Party Beneficiaries

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

Any attempt to do so in violation of this provision shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement. For avoidance of doubt, a transaction involving a merger or sale of substantially all of the assets of a Fund shall not require the written consent of USBFS. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than USBFS and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust.

17.                               Governing Law

With the exception of Section 23 which shall be construed in accordance with the laws of the State of Delaware, this Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

18.                               No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

19.                               Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20.                               Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

21.                               Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

Fax No.: 414-905-7991

and notice to the Trust shall be sent to:

U.S. Global Investors

7900 Callaghan Road

San Antonio, TX 78229

Attn: General Counsel

Fax No.: 210-348-2663

22.                               Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

23.                               Limitation of Liability of Trustees

USBFS acknowledges that the Funds’ obligations hereunder are binding only on the assets and property belonging to the Funds. It is expressly agreed that obligations of the Trust hereunder shall not be binding upon any trustee, shareholder, nominees, officers, agents, or employees of the Trust, personally, but bind only the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the trustees and signed by an authorized officer of the Trust, acting as such, and neither this authorization nor this execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Declaration of Trust.

23.                               Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

24.                               Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive the party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be signed in writing by the waiving party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

U.S GLOBAL INVESTORS FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Susan B. McGee	By:	/s/ Ian Martin

Name:	Susan B. McGee	Name:	Ian Martin

Title:	Executive Vice President	Title:	Executive Vice President

Exhibit A
to the
Transfer Agent Servicing Agreement

As Of Processing Procedures

“As-of”’ transactions are transactions processed on other than the appropriate (first valuation after receipt) purchase, redemption, or exchange date that result in a different price to the shareholder or income accrual in a money market fund than the shareholder should have been entitled to if processed on the appropriate date. These transactions are delays or errors in processing for which the transfer agent is responsible, or which could have been avoided through the exercise of reasonable care. Transactions posted to a shareholder’s account on other than the appropriate transaction date, but not requiring an adjustment in value or accruals, shall not be considered in these gains/losses for the purpose of these calculations.

I.                Money Market Funds

For as-of transactions processed in a money market fund, no share price dilution analysis is required since the fund maintains a constant net asset value (“NAV”) of $1.00. An adjustment is made to account for the daily dividend accruals during the “error period,” the period beginning the day a transaction should have been processed and ending the day a transaction is actually processed.

For as-of purchases, the shareholder account is credited with the dividend accrual during the error period and an offsetting debit is entered in the account titled “Losses Due From Transfer Agent,” which is carried on the fund’s books.

For as-of redemptions, the shareholder account is debited for the dividend accrual during the error period and an offsetting credit is entered in the account titled “Losses Due From Transfer Agent,” which is carried on the fund’s books.

The “Losses Due From Transfer Agent” account, therefore, offsets the accrual adjustments by eliminating any changes in cash flow due to as-of transactions. If the account has a debit balance at the end of each fiscal year end, the transfer agent will reimburse the fund for the full amount of the balance. If there is a credit balance, the fund will make an additional distribution combined with its year-end distribution, equal to the balance in the account, to its shareholders. This distribution will maintain the character of the distribution adjustments from which they were derived.

II.           Other Funds

The transfer agent will maintain an off-line balance for each fund for the purpose of recording on a memorandum basis and reporting gains and losses from as-of transactions. A gain or loss from an as-of transaction is calculated as follows:

A.            For each day during the error period, the fund shares outstanding and the fund’s net assets are recalculated to include the as-of transaction. The fund’s NAV per share is then recalculated. On any day that the inclusion of the as-of transaction causes the NAV per share, after rounding, of a fund to move by more than $0.01, a share price dilution analysis is performed.

B.            To perform the dilution analysis, the difference between the original NAV per share and the newly calculated NAV per share is multiplied by the net shareholder activity to determine a dilution effect.

Four possible outcomes can occur:

1.              If the NAV per share is understated and the fund experienced net shareholder redemptions, the fund receives a gain.

2.              If the NAV per share is understated and the fund experienced net shareholder purchases, the fund incurs a loss.

3.              If the NAV per share is overstated and the fund experienced net shareholder redemptions, the fund incurs a loss.

4.              If the NAV per share is overstated and the fund experienced net shareholder purchases, the fund receives a gain.

Net gains and losses for each fund resulting from as-of transactions shall be recorded by the transfer agent in an off-line balance. To the extent such gains/losses to a fund are not material, the gains/losses will not be immediately charged or credited to the fund. Instead, the transfer agent will maintain an off-line balance netting daily gains and losses, carrying the balance forward to be netted against future gains or losses during the calendar year. At the end of every calendar year, any remaining non-material gains/losses shall be dropped, and a fresh ledger will be maintained with the gains/losses starting from a zero balance for the new calendar year.

If at any time the aggregate balance of net losses for a fund reaches $0.01 per share, the transfer agent shall immediately pay the fund an amount equal to the aggregate balance of net losses equal to the aggregate balance of net losses and shall record this payment as a gain for the fund in the ledger of gains/losses.

C.            The following procedures apply to as-of transactions whose error period includes a dividend distribution by a fund.

For as-of purchases, the shareholder account is credited with the dividend accrual during the error period, and an offsetting debit is entered in the account titled “Losses Due From Transfer Agent,” which is carried on the fund’s books.

For as-of redemptions, the shareholder account is debited for the dividend accrual during the error period, and an offsetting credit is entered in the account titled “Losses Due From Transfer Agent,” which is carried on the fund’s books.

The “Losses Due From Transfer Agent” account, therefore, offsets the increase/decrease in dividend distributions due to the as-of transactions. If the account has a debit balance at the end of each fiscal year end, the transfer agent will reimburse the fund for the full amount of the balance. If there is a credit balance in the account, the fund will make an additional distribution, equal to the balance in the account, combined with its year-end distribution to its shareholders. This distribution will maintain the characters of the distribution adjustments from which they were derived.

For dividend adjustments involving reinvested shares, an additional as-of transaction is recorded to reflect the appropriate adjustment to reinvested shares in the fund. A share price dilutive analysis is performed as described above.

Exhibit B
to the
Transfer Agent Servicing Agreement

INTERNET ACCESS SERVICES

1.                                      Services Covered

USBFS shall make the following electronic, interactive and processing services (“Electronic Services”) available to the Trust in accordance with the terms of this Exhibit B:

A.                                    Fan Web — Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities. Internet service is connected directly to the Trust group’s web site(s) through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within the Trust’s Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.                                    Vision Mutual Fund Gateway — Permits broker/dealers, financial planners, and registered investment advisors to use a web-based system to perform order and account inquiry, execute trades, print applications, review Prospectuses, and establish new accounts.

2.                                      Duties and Responsibilities of USBFS

USBFS shall:

A.                                    Make Electronic Services available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’ reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.                                    Provide installation services, which shall include review and approval of the Trust’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Trust to implement and maintain) a hypertext link between the Electronic Services site and the Trust’s web site(s) and testing the network connectivity and performance.

C.                                    Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Trust’s employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to the Electronic Services customers, as determined solely by USBFS or (ii) maintenance of customized features.

D.                                    Establish systems to guide, assist and permit End Users (as defined below) who access the Electronic Services site from the Trust’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

E.                                     Address and mail, at the Trust’s expense, notification and promotional mailings and other communications provided by the Trust to shareholders regarding the availability of the Electronic Services.

F.                                      Issue to each shareholder, financial adviser or other person or entity who desires to make inquiries concerning the Trust or perform transactions in accounts with the Trust using any of the Electronic Services (the “End User”) a unique personal identification number (“PIN”) for authentication purposes, which may be changed upon an End User’s reasonable request in accordance with policies to be determined by USBFS and the Trust. USBFS will require the End User to provide his/her PIN in order to access the Electronic Services.

G.                                    Prepare and process new account applications received through the Electronic Services from shareholders determined by the Trust to be eligible for such services and in connection with such, the Trust agrees as follows:

(1)                                 to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

(2)                                 the Trust shall be responsible for any resulting gain/loss liability associated with the ACH process.

H.                                   Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the Trust’s shares upon completion of the transaction.

I.                                        Utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall USBFS use encryption weaker than 128-bit or any stronger technology industry standard that becomes common for used in similar applications. USBFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site that provides the Electronic Services and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

J.                                        Inform the Trust promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBFS becomes aware.

K.                                   Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Trust to USBFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

L.                                     Establish and provide to the Trust written procedures, which may be amended from time to time by USBFS with the written consent of the Trust, regarding End User access to the Electronic Services. Such written procedures shall establish security standards for the Electronic Services, including, without limitation:

(1)                                 Encryption/secure transport protocols.

(2)                                 End User lockout standards (e.g., lockout after three unsuccessful attempts to gain access to the Electronic Services).

(3)                                 PIN issuance and reissuance standards.

(4)                                 Access standards, including limits on access to End Users whose accounts are coded for privilege.

(5)                                 Automatic logoff standards (e.g., if the session is inactive for longer than 15 minutes).

M.                                 Provide the Trust with daily reports of transactions listing all purchases or transfers made by each End User separately. USBFS shall also furnish the Trust with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

N.                                    Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Trust with a copy of the auditor’s report promptly.

O.                                    Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

3.                                       Duties and Responsibilities of the Trust

The Trust assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trust’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Trust’s failure to supply accurate information to USBFS.

Also, the Trust shall:

A.                                    Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBFS.

B.                                    Be responsible for designing, developing and maintaining one or more web sites for the Trust through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Trust shall provide USBFS with the name of the host of the Trust’s web site server and shall notify USBFS of any change to the Trust’s web site server host.

C.                                    Provide USBFS with such information and/or access to the Trust’s web site(s) as is necessary for USBFS to provide the Electronic Services to End Users.

D.                                    Promptly notify USBFS of any problems or errors with the applicable Electronic Services of which the Trust becomes aware or any changes in policies or procedures of the Trust requiring changes to the Electronic Services.

4.                                      Additional Representation and Warranty

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Electronic Services site or Trust’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.                                      Proprietary Rights

A.                                    Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit B. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.                                    The Trust’s web site(s) and the Electronic Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit B is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.                                    Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit B and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit B, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit B.

6.                                      Compensation

USBFS shall be compensated for providing the Electronic Services in accordance with the fee schedule set forth in Exhibit C (as amended from time to time).

7.                                      Additional Indemnification; Limitation of Liability

A.                                    Subject to Section 2(A), USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBFS’ sole liability to the Trust or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.                                    USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and its trustees, officers and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.                                    If an injunction is issued against the Trust’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trust the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trust, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trust. If in the Trust’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trust, the Trust may terminate all rights and responsibilities under this Exhibit  B immediately on written notice to USBFS.

D.                                    Because the ability of USBFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

E.                                     USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

F.                                      Notwithstanding anything to the contrary contained herein, USBFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBFS.

8.                                      File Security and Retention; Confidentiality

A.                                    USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trust’s data bases, files, and other information provided by the Trust to USBFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Trust Files”). USBFS’s security provisions with respect to the Electronic Services, the Trust’s web site(s) and the Trust Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information. USBFS agrees that any and all Trust Files maintained by USBFS for the Trust hereunder shall be available for inspection by the Trust’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. USBFS will take such actions as are necessary to protect the intellectual property contained within the Trust’s web site(s) or any software, written materials, or pictorial materials describing or creating the Trust’s web site(s), including all interface designs or specifications. USBFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Trust’s web site(s). In addition, USBFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of the Electronic Services.

B.                                    USBFS shall treat as confidential and not disclose or otherwise make available any of the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS.

USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit B for any reason and upon the Trust’s request, USBFS shall return to the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.                                    Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency with appropriate jurisdiction after prior notification to and approval by the Trust.

9.                                      Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.                               Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit B, (i) End Users will no longer be able to access the Electronic Services and (ii) the Trust will return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit C to the

Transfer Agent Servicing Agreement – Fee Schedule

US FUNDS

TRANSFER AGENT, SHAREHOLDER & ACCOUNT SERVICES
FEE SCHEDULE

Annual Service Charges to the Fund*

•	Base Fee Per CUSIP	$12,000 /year
•	NSCC Level 3 Accounts	$7.00 /open account
•	No-Load Fund Accounts	$10.00 /open account
•	Load Fund Accounts	$12.00 /open account
•	Daily Accrual Fund Accounts	$15.00 /open account
•	Closed Accounts	$1.00 /closed account

Services Included in Annual Base Fee Per CUSIP

•	DST NSCC Charge
•	CUSIP Setup Charge for converted funds in
•	Client Web Data Access Set Up Fee and Annual Fee for up to 5 workstations
•	Cost Basis Reporting for Direct Accounts
•	Dealer Reclaim Services
•	FanWeb light (less than 50,000 shareholders) Annual Base Fee and Implementation Fee
•	Chief Compliance Officer Support Fee
•	Conversion of Current Shareholder Account Records
•	Manual Shareholder Transaction & Correspondence
•	Omnibus Account Transactions
•	AML Verification Services
•	Short-Term Trader
•	Excessive Trader

Activity Charges

•	Telephone Calls	$.50 /minute
•	Voice Response Calls	$0.40 /call
•	Daily Valuation/Manual 401k Trade	$10.00 /trade

Out-Of-Pocket Expenses

Including but not limited to telephone toll-free lines, call transfers, mailing, sorting and postage, stationery, envelopes, service/data conversion, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, and travel.

Additional Services

Available but not included above are the following services – FAN Mail electronic data delivery, Vision intermediary e-commerce, programming charges, outbound calling & marketing campaigns, training, Short-Term Trader reporting, Excessive Trader, 12b-1 aging, investor email services, dealer reclaim services, shareholder performance statements, Real Time Cash Flow, money market fund service organizations, charges paid by investors, literature fulfillment, physical certificate processing, Same Day Cash Management, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), marketing and fulfillment solution (eCONNECT), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA.

Fees are billed monthly. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Exhibit C (continued) to the
Transfer Agent Servicing Agreement – Fee Schedule

US FUNDS

TRANSFER AGENT & SHAREHOLDER SERVICES
SUPPLEMENTAL SERVICES – E-COMMERCE SERVICES
FEE SCHEDULE

FAN Web

Shareholder internet access to account information and transaction capabilities through a hyperlink at the fund group web site. Shareholders access account information, portfolio listing fund family, transaction history, purchase additional shares through ACH, etc.

•                                          FAN Web Direct (API) – Quoted Separately

•                                          Customization – $165 /hour

•                                          Activity (Session) Fees:

•                  Inquiry – $0.15 /event

•                  Account Maintenance – $0.25 /event

•                  Transaction – financial transactions, reorder statements, etc. – $0.50 /event

•                  New Account Setup – $3.00 /event (Not available with FAN Web Select)

•                                          Strong Authentication:

•                  $0.045 /month per active FAN Web ID (Any ID that has had activity within the 180-day period prior to the billing cycle)

FAN Web Mobile

Access to account information and transaction capabilities through mobile internet devices. Shareholders can access portfolio summary, account balances, account history, and conduct financial transaction requests such as purchases, redemptions, and exchanges.

•                                          Initial Implementation Site Setup Fee – $6,000

•                                          Monthly Base Fee – $1,000

•                                          Transaction Fees:

•                  Inquiry – $0.15 /event

•                  Maintenance – $0.25 /event

•                  Transaction – $0.50 /event

•                  New Account Establishment Setup – $3.00 /event

FAN Mail

Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

•                                          Base Fee Per Management Company – file generation and delivery – $6,000 /year

•                                          Per Record Charge

•                  Rep/Branch/ID – $.018

•                  Dealer – $0.012

•                                          Price Files – $0.002 /record or $1.75 /user per month, whichever is less

Vision Mutual Fund Gateway

Permits broker/dealers, financial planners, and RIAs to use a web-based system to perform order and account inquiry, execute trades, print applications, review prospectuses, and establish new accounts.

•                                          Inquiry Only

•                  Inquiry – $0.05 /event

•                  Per broker ID – $3.25 /month per ID

•                                          Transaction Processing

•                  Implementation – $5,000 /management company

•                  Transaction – purchase, redeem, exchange, literature order – $0.50 /event

•                  New Account Setup – $3.00 /event

•                  Monthly Minimum Charge – $500 /month

Exhibit C (continued)to the

Transfer Agent Servicing Agreement – Fee Schedule

US FUNDS

TRANSFER AGENT & SHAREHOLDER SERVICES

SUPPLEMENTAL SERVICES – E-COMMERCE SERVICES

FEE SCHEDULE

Vision Electronic Statements

Provides the capability for financial intermediaries to access electronic statements via the Vision application.*

•                                          Implementation Fees

•                  Develop eBusiness Solutions Software – $24,000 /fund group

•                  Code Print Software – $10,000 /fund group

•                                          Load charges

•                  $0.05 /image

•                                          Archive charge (for any image stored beyond 2 years)

•                  $0.015 /document

*Normal Vision ID and activity charges also apply.

Client Web Data Access

USBFS client on-line access to fund and investor data through USBFS technology applications and data delivery and security software.

•                                          Report Source – Included

•                                          BDS – Statement Storage & Retrieval

•                                          Ad Hoc/ PowerSelect File Development

•                  Setup: $250 /request (Includes up to 2 hours of programming. If beyond, additional time will be $165 / hour consultation and development.)

•                  Service: $100 /file per month

•                                          Custom Electronic File Exchange (DDS delivery of standard TIP files)

•                  $2,500 one time setup fee

•                  $100 /file per month maintenance fee

•                                          Mail File (DDS mailbox in which clients can pull information): $150 /file setup

•                                          TIP File Setup

•                  Setup & Delivery of Standard TIP Files: $250 /request (Unlimited files per request)

•                  Custom TIP File Development: $250 /request (Includes up to 2 hours of programming. If beyond, additional time will be $165 /hour consultation and development.)

Client Dedicated Line Data Access

For USBFS clients requiring continuous on-line access to USBFS shareholder accounting systems, such as for client call center support:

•                                          $7,000 /year per workstation for TA2000 AWD access

•                                          Data communications setup and monthly charges based upon location and bandwidth

•                                          Training billed at hourly rates plus out-of-pocket expenses

Programming Charges

•                                          $165 /hour

•                                          Charges incurred for customized services based upon fund family requirements including but not limited to:

•      Fund setup programming (transfer agent system, statements, options, etc.) – estimate 10 hours per CUSIP

•      Conversion programming

•      Customized service development

•      Voice response system setup (menu selections, shareholder system integration, testing, etc.) – estimated at 3 hours per fund family

•      All other client specific customization and/or development services

Outbound Calling & Marketing Campaigns – Cost based on project requirements.

Exhibit C (continued)

to the

Transfer Agent Servicing Agreement – Fee Schedule

US FUNDS

TRANSFER AGENT & SHAREHOLDER SERVICES

SUPPLEMENTAL SERVICES

FEE SCHEDULE

Transfer Agent Training Services

•                                          On-site at USBFS – $1,500 /day

•                                          At client location – $2,500 /day plus travel and out-of-pocket expenses if required

Short-Term Trader – Software application used to track and/or assess transaction fees that are determined to be short-term trades. Service can be applied to some or all funds within a fund family. Fees will be applied if the fund(s) have a redemption fee.

•                                          Included

Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.

•                                          Included

12b–1 Distribution Fee Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age will be charged at $1.50 per open account per year.

Email Services – Services to capture, queue, monitor, service and archive shareholder email correspondence:

•                                          $1,500 setup /fund group

•                                          $500 /month administration

•                                          $5.00 /received email correspondence

Shareholder Performance Statements – We have a variety of features available for providing account or portfolio level performance information on investor statements. Actual costs will depend upon specific client requirements.

•                                          Setup – $35,000 /fund group

•                                          Annual Fee – $0.17 /open and closed account

Literature Fulfillment Services

•                                          Account Management

•                  $250 /month (account management, lead reporting and database administration)

•                                          Inbound Teleservicing Only

•                  Account Management – $250 /month

•                  Call Servicing – $1.25 /minute

•                                          Lead Conversion Reporting (Closed Loop)

•                  Account Management – $500 /month

•                  Database Installation, Setup – $1,500 /fund group

•                                          Out-of-Pocket Expenses

•                  Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.

CTI Reporting – Integrated custom detailed call reporting

$250 /monthly report

Exhibit C (continued) to the

Transfer Agent Servicing Agreement – Fee Schedule

US FUNDS

TRANSFER AGENT & SHAREHOLDER SERVICES

SUPPLEMENTAL SERVICES

FEE SCHEDULE

FAF Money Market Fund Service Organizations

•                                          $15,000 /money market share class per year – Waived if First American Funds are used.

•                                          Out-of-pocket expenses (see Transfer Agent Fee Schedule)

Charges Paid by Investors

Shareholder accounts will be charged based upon the type of activity and type of account, including the following:

Qualified Plan Fees

•                                          $15.00 /qualified plan account or Coverdell ESA account (Cap at $30.00 /SSN)

•                                          $25.00 /transfer to successor trustee

•                                          $25.00 /participant distribution (Excluding SWPs)

•                                          $25.00 /refund of excess contribution

•                                          $25.00 /reconversion/recharacterization

Additional Shareholder Paid Fees

•                                          $15.00 /outgoing wire transfer or overnight delivery

•                                          $5.00 /telephone exchange

•                                          $25.00 /return check or ACH or stop payment

•                                          $5.00 /research request per account (Cap at $25.00 /request) (This fee applies to requests for statements older than the prior year)

Physical Certificate Processing – Services to support the setup and processing of physical certificated shares for a fund family:

•                                          $750 setup/fund group

•                                          $10.00 /certificate transaction

Same Day Cash Management

•                                          Setup: $1,000 (Access via Internet VPN)

•                                          Service: $200 /user per month

Real Time Cash Flow

•                                          Implementation (one time charge) & Recurring Charges (monthly)

•                  5 Users – $3,750

•                  10 Users – $6,375

•                  20 Users – $10,500

•                  30 Users – $12,375

•                  40 Users – $13,500

•                  50 Users – $15,000

•                                          Training

•                  WebEx – $500 /user

•                  On Site at USBFS – $1,500 /day

•                  At Client Location – $2,500 /day plus travel and out-of-pocket expenses if required

•                                          Real Time Data Feeds

•      Implementation (per feed) – $225 /hour (8 hour estimate)

•      Recurring (per feed) – $375 /month

CUSIP Setup for additional funds or classes (18 CUSIPs included in annual base fee)

•                                          Subsequent CUSIP Setup – $1,500 /CUSIP

•                                          Expedited CUSIP Setup – $3,000 /CUSIP (Less than 35 days)

Exhibit C (continued)

to the

Transfer Agent Servicing Agreement – Fee Schedule

US FUNDS

MARS SALES REPORTING & COMPLIANCE SERVICES

SUPPLEMENTAL SERVICES FEE SCHEDULE

System Implementation Cost

•                                          $40,000 – MARS Base 22c-2 Compliance Only Module

•                                          $50,000 – MARS Base Sales Reporting Module, MARS Base Core CRM Module, MARS Base 22c-2 Compliance Module (Includes TA2000 data. Additional NSCC transaction charges or other potential intermediary charges are not included.)

Products & Services (Monthly fee)

•                                          $3,500 – MARS Sales Reporting (includes 5 users), $3,500 – MARS Compliance Reporting (includes 5 users)

•                                          $5,500 – MARS Sales & Compliance Reporting (includes 5 users & 5 compliance users)

Additional System Setup & Implementation Costs (One-time fee)

•                                          $6,000 – Handheld Server Setup

•                                          $5,000 – RIA Feed Setup

•                                          $6,000 – CFG Fulfillment Setup

•                                          $4,000 – Google Maps Integration Setup

•                                          $6,000 – Coates Analytics Integration Setup

•                                          $2,500 – Standard Interface Setup (cost per interface)

•                                          $7,500 – Custom Data Interface Setup (cost per interface)

Additional Licenses (Monthly fee per user)

•                                          $150 – CRM User

•                                          $200 – Compliance User

•                                          $230 – Sales Reporting User

•                                          $80   – Omnibus Reconciliation User

•                                          $250 – Handheld User

Additional Module Services (Monthly per user unless otherwise noted)

•                                          $2,000 – Customer/Account Module (included with Compliance Module)

•                                          $2,250 – Data Quality Module (only one license needed)

•                                          $750 – Profile Module (only one license needed)

•                                          $750 – Multiple Windows Module (only one license needed)

•                                          $750 – Document Management Module (only one license needed)

•                                          $4,000 – Coates Analytics (only one license needed)

•                                          $2,250 – CFG Fulfillment (only one license needed)

•                                          $370 – Mapping Integration Module – Google Maps (up to 10 users)

•                                          $500 – RIA Monthly Load

•                                          $500 – Schwab DSA Automated File Load

•                                          $250 – Schwab/Fidelity/TD Ameritrade Monthly Sales/Asset Portal Data Load

•                                          $750 – Schwab/Fidelity/TD Ameritrade Daily Compliance Portal Load

Enhanced Support Services (Monthly fee)

•                                          $2,000 – $4,000 – Basic support components, file import assistance, data scrubbing (cleaning of firm, office, and rep information), database query requests, compliance report monitoring/review/analysis, and business requirements analysis

Exhibit C (continued)
to the

Transfer Agent Servicing Agreement – Fee Schedule

US FUNDS

eCONNECT PLATFORM SERVICE
FEE SCHEDULE

eCONNECT is a Web-based platform featuring global content management, product distribution services, and digital print-on-demand technology. eCONNECT is accessible from any desktop, laptop, or mobile device so you can quickly and efficiently find, use, manage, and disseminate the information you need to maintain client relationships.

System Implementation Cost

•                                          $10,000 – Implementation of Literature Fulfillment Management System, Online Fulfillment System

•      Setup client rules, operating standards, email alerts, and inventory

•      Physical inventory conversion to USBFS platform

Monthly Service Fee

•                                          $500 – Standard monthly service fee

•                                          Portals are defined by a unique point of entry, navigation, and business rules

1-To-1 Electronic Marketing Delivery Fee Per Month

•                                          $600 – Up to 1,000

•                                          $1,200 – Up to 2,500

•                                          $1,800 – Up to 5,000

•                                          $3,000 – Up to 10,000

•                                          $3,600 – Up to 20,000

•                                          $6,000 – Up to 50,000

•                                          $8,400 – Up to 100,000

Email Marketing (Message & Setup Fee Per Campaign)

•                                          $100 – Up to 500

•                                          $150 – Up to 1,000

•                                          $200 – Up to 5,000

•                                          $300 – Up to 10,000

•                                          $15.00 – Per 1,000 over 10,000

eCONNECT Training

•                                          WebEx – $500 /user

•                                          On Site at USBFS – $1,500 /day

•                                          At Client Location – $2,500 /day plus travel and out-of-pocket expenses if required

Specialized Programming – Cost based on project requirements.

APPENDIX A

AML DELEGATION

Dated as of September 4, 2013

1.                                      Delegation.

1.1                               Subject to the terms and conditions set forth in this Agreement, the Trust hereby delegates to USBFS those aspects of the Trust’s AML Program set forth in this Section 1 of Appendix A (the “Delegated Duties”). The Delegated Duties may be further amended, from time to time, by mutual agreement of the Trust and USBFS upon the execution by such parties of a revised Appendix A bearing a later date than the date hereof.

1.2                               Consistent with the services provided by USBFS and with respect to the Fund shareholders for which USBFS maintains the applicable shareholder information, USBFS shall:

(a)                                 Perform the following customer identification and identity verification functions:

(i)            Before establishing a relationship with a shareholder, collect all information regarding the shareholder as is necessary to permit the Trust to comply with laws, rules and regulations regarding customer identification programs applicable to mutual funds, unless the shareholder is of a type where such identification is not required by such applicable law, rule or regulation;

(ii)           Refuse to open a new account for a business, entity or shareholder that refuses to provide appropriate identification documentation or place holds on transactions in shareholder accounts or freeze assets in shareholder accounts consistent with the Trust’s AML Program;

(iii)          Verify shareholder identity through documentary evidence, non-documentary evidence, or both within a reasonable time after each shareholder’s account has been opened; and

(iv)          If a Federal government agency issues a list of known or suspected terrorists, insofar as required by law, rule or regulation applicable to mutual funds, check the list to determine whether a shareholder of the Trust appears thereon and comply with Federal directives issued in connection with such lists that are applicable to mutual funds.

(b)                                 Determine whether any persons or entities engaging in a new account or registration maintenance transaction is listed on the Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons list (“OFAC-Listed Entities”) and such other lists or databases as may be required from time to time by law, rule or regulation applicable to mutual funds and take such other action as required by such applicable law, rule and regulation in the event of a match with OFAC-Listed Entities or such lists or databases.

(c)                                  Review and monitor transactions for suspicious activity in accordance with the Trust’s AML program, using criteria as agreed and defined in service level agreements, including but not limited to monitoring and tracking cash equivalents as required by current regulatory requirements.

(d)                                 Advise the Trust’s AML Officer of any suspicious activity and provide any information required to facilitate the Trust’s filing of a suspicious activity report (“SAR”).

(e)                                  Compare account information to any FinCEN request received by the Trust and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Trust with documents/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames.

1.3                               In the event that USBFS detects activity as a result of the foregoing procedures, which necessitates the filing by USBFS of a SAR or other similar report or notice to OFAC, then USBFS shall also immediately notify the Trust, unless prohibited by applicable law.

2.                                      Consent to Examination. In connection with the performance by USBFS of the Delegated Duties, USBFS understands and acknowledges that the Trust remains responsible for assuring compliance with the USA PATRIOT Act of 2001 (“USA PATRIOT Act”) and the laws implementing the USA PATRIOT Act and that the records USBFS maintains for the Trust relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. USBFS hereby consents to such examination and/or inspection and agrees to cooperate with such federal regulators in connection with their review. For purposes of such examination and/or inspection, USBFS will use its best efforts to make available, during normal business hours and on reasonable notice, all required records and information for review by such regulators.

3.                                      Limitation on Delegation. The Trust acknowledges and agrees that in accepting the delegation hereunder, USBFS is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that USBFS shall only be responsible for performing the Delegated Duties with respect to the accounts for which USBFS maintains the applicable shareholder information.

4.                                      AML Reporting to the Trust.

4.1                               On a quarterly basis, USBFS shall provide a report to the Trust on its performance of the Delegated Duties, among other compliance items, which report shall include information regarding the number of any required reports or forms that have been filed on behalf of the Fund. Notwithstanding anything in this

Section 4.1 to the contrary, USBFS reserves the right to amend and update the form of its AML reporting from time to time to comply with new or amended requirements of applicable law.

4.2                               At least annually, USBFS will arrange for an audit of the AML services it provides to its clients on an organization-wide basis, as required by applicable regulation. USBFS will provide the Board of Trustees with the results of the audit and testing, including any material deficiencies or weaknesses identified and any remedial steps that will be taken or have been taken by USBFS to address such material deficiencies or weaknesses.

4.3                               On a periodic basis, but no less frequently than annually, USBFS will provide the Trust with a written certification that, among other things, it has implemented its AML Program and has performed the Delegated Duties.